UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2006

ZIM CORPORATION

(Exact name of Registrant as specified in its charter)

Canada

(State or other jurisdiction of incorporation)

0-30432	Not Applicable
(Commission File Number)	(IRS Employer Identification No.)

150 Isabella, Suite 150

Ottawa, Ontario, Canada K1S 1V7

(Address of principal executive offices, including zip code)

(613) 727-1397

(Registrant's telephone number)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 30, 2006, Michael Cowpland, the Chief Executive Officer of the Company, converted into common shares of the Corporation the balance drawn on the line of credit he entered into with the Corporation in August 2005. See Item 3.02 for further details. There were no further amendments to the credit facility, the full amount of $500,000 CDN of which now can be drawn by the Corporation.

Item 3.02	Unregistered Sales of Equity Securities.

On June 30, 2006, the Corporation issued 18,365,386 units in a non-brokered private placement. Each unit was priced at $0.04 US, the closing price of ZIM’s common shares on the Over-the-counter-bulletin-board on June 29, 2006. Purchasers include Michael Cowpland, the Chief Executive Officer of the Company, who is a non-U.S. investor. Dr. Cowpland acquired 18,024,591 units through the conversion of approximately $454,549 US in debt and cash purchases of approximately $267,000 US. Other purchasers include third parties that are at arm’s length with ZIM and who are also non-U.S. investors.

Each unit consists of one common share and one warrant to purchase a common share within the next fifteen months at $0.04 US

Total cash proceeds to the Company were $280,422.

These issuances were made in reliance upon the exemption from the registration requirement of the Securities Act of 1933, as amended, provided by Section 4(2) of the Securities Act. Regulation S under that Act also applied. The investors are accredited investors who were afforded full opportunity to obtain material information about the Company, and no general solicitation was involved. In addition, the securities were sold in "offshore transactions" as defined in Regulation S. The issuances were also made in compliance with applicable exemptions under Canadian securities laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIM CORPORATION (Registrant)
June 30, 2006
By: /s/ Michael Cowpland Michael Cowpland, President and Chief Executive Officer